EXHIBIT 21

SCOPE INDUSTRIES AND SUBSIDIARIES
SUBSIDIARIES OF COMPANY

As of June 30, 2002

The wholly owned subsidiaries of the Company are as follows:

Jurisdiction
Of
Company Name	Incorporation

Scope Products, Inc.	California
Lacos Land Company	Nevada
Scope Properties, Inc.	California
Scope Energy Resources, Inc.	Nevada
Scope Beauty Enterprises, Inc.	California

     Wholly owned by Scope Products, Inc., a subsidiary of the Company:

Jurisdiction
Of
Company Name	Incorporation

Dext Company of Colorado	Colorado
Dext Company of Maryland	Maryland
Dext Company of New Jersey, Inc.	New Jersey
Dext Company of Texas	Texas
International Processing Corporation	Georgia
International Transportation Service, Inc.	Delaware
Recycle to Conserve, Inc.	California
Recycle to Conserve, TX, Inc.	Texas
ReConserve, Inc.	Georgia
ReConserve, Inc.	Illinois
ReConserve, Inc.	Indiana
ReConserve, Inc.	Kansas
ReConserve, Inc.	North Carolina
ReConserve, Inc.	Ohio
ReConserve, N.J., Inc.	New Jersey
Topnotch Foods, Inc.	California

All of the subsidiaries described above are included in the consolidated financial statements hereto annexed. Separate financial statements are not filed for any of the subsidiaries.